EXHIBIT 10.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

RADIUM VENTURES INC.,

RADIUM VENTURES ACQUISITION, INC.

AND

INTERACTIVE TELEVISION NETWORKS, INC.

TABLE OF CONTENTS
1.	Plan of Reorganization	2
2.	Terms of Merger	2
3.	Delivery of Shares	3
4.	Representations of ITV	4
5.	Representations of Radium, Radium Sub and the Founders	5
6.	Closing	11
7.	Actions Prior to Closing.	11
8.	Conditions Precedent to the Obligations of ITV	12
9.	Conditions Precedent to the Obligations of Radium and Radium Sub	14
10.	Survival and Indemnification	15
11.	Nature of Representations	18
12.	Documents at Closing	18
13.	Financial Advisory or Finder’s Fees	19
14.	Post-Closing Covenants.	20
15.	Miscellaneous.	20
Signature Page		22

Exhibit A	-	Articles of Merger (Nevada)
Exhibit B	-	Investment Letter
Exhibit C	-	Indemnification Waiver
Exhibit D		Stock Cancellation Agreement

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 27th day of May, 2005, by and among Radium Ventures Inc., a Nevada corporation (hereinafter “Radium”); Radium Ventures Acquisition, Inc., a newly-formed Nevada corporation (hereinafter “Radium Sub”); Shane Whittle and James Scott-Moncrieff, the principal stockholders and founders of Radium (individually and collectively, the “Founders”); and Interactive Television Networks, Inc., a Nevada corporation formerly knows as XTV, Inc. (hereinafter “ITV”).

RECITALS

WHEREAS, Radium desires to acquire ITV as a wholly-owned subsidiary and to issue shares of Radium common stock $.001 par value (“Radium Common Stock”) to the stockholders of ITV upon the terms and conditions set forth herein. Radium Sub is a wholly-owned subsidiary corporation of Radium that shall be merged into ITV, whereupon ITV shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Radium (Radium Sub and ITV are sometimes collectively hereinafter referred to as the “Constituent Corporations”).

WHEREAS, the boards of directors of Radium and ITV, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that Radium Sub merge with and into ITV pursuant to this Agreement and the Nevada Articles of Merger (in the form attached hereto as Exhibit “A”) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”);

WHEREAS, Radium Sub has an authorized capitalization consisting of 25,000,000 shares of $.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by Radium as of the closing of the Merger;

WHEREAS, Radium has an authorized capitalization consisting of 25,000,000 shares of Radium Common Stock, of which, 2,632,450 shares are currently issued and outstanding as of the date hereof;

WHEREAS, 750,000 shares of Radium Common Stock shall be cancelled prior to the closing of the Merger, so that the total number of shares of Radium Common Stock issued and outstanding immediately prior to the Merger shall be reduced to 1,882,450;

WHEREAS, ITV has an authorized capitalization consisting of 30,000,000 shares of common stock, $.001 par value (“ITV Common Stock”), of which, 33,333 shares are currently issued and outstanding, as of the date hereof; and

WHEREAS, the Founders currently are the principal shareholders of Radium and will benefit from the transactions contemplated herein (directly or through the sale of some or all of their shares in Radium to one or more third parties prior to or after the closing of the Merger).

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.  Plan of Reorganization. The parties to this Agreement do hereby agree that Radium Sub shall be merged with and into ITV upon the terms and conditions set forth herein and in accordance with the provisions of the Nevada Revised Statutes. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2.  Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Radium Sub shall be merged with and into ITV as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof). ITV shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of Radium Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a)  Corporate Existence.

(1)  Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Nevada corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes of action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2)  At the Effective Date, (i) the Articles of Incorporation and the By-laws of ITV, as existing immediately prior to the Effective Date, shall be and remain the Articles of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b)  Conversion of Securities.

As of the Effective Date and without any action on the part of Radium, Radium Sub, ITV or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1)  Each share of ITV Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into 663.53314 shares of Radium Common Stock. Accordingly, the 33,333 outstanding shares of ITV Common Stock shall be converted into a total of 22,117,550 shares of Radium Common Stock. All such shares of ITV Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Radium Common Stock, respectively, into which such shares of ITV Common Stock were converted. The holders of such certificates previously evidencing shares of ITV Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of ITV Common Stock except as otherwise provided herein or by law;

(2)  Any shares of ITV capital stock held in the treasury of ITV immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(3)  Each share of capital stock of Radium Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by Radium;

(4)  The 1,882,450 shares of Radium Common Stock issued and outstanding immediately prior to the Merger will remain outstanding after the Merger.

(c)  Other Matters.

(1)  A vacancy currently exists on the Board of Directors of Radium. Prior to the Closing, the existing sole director of Radium shall nominate and elect one person designated by ITV to fill the current vacancy on the Board of Directors of Radium, which election shall become effective on the Effective Date immediately following the effectiveness of the Merger. In addition, Radium shall nominate and appoint two additional persons designated by ITV (the “ITV Directors”) to the Radium Board of Directors, which election shall become effective on the later of (i) Effective Date, or (ii) the tenth day following the later of the date of the filing of the Information Statement with the Securities and Exchange Commission or the date of mailing of an Information Statement under Rule 14f-1 (referred to in Section 8(m) below) to Radium’s stockholders. At the time that the ITV Directors take office, Mr. Shane Whittle, currently the sole director of Radium, shall resign as a director.

(2)  Upon the effectiveness of the Merger, Radium shall assume and will be bound by the registration rights agreements previously entered into, or hereafter entered into, between ITV and any of the stockholders of ITV.

(d)  Tax Treatment. The parties intend that the Merger will qualify as a reorganization (a “reorganization”) under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and agree to report the Merger consistent with that intent. Notwithstanding the foregoing, the parties agree and acknowledge that neither Radium, Radium Sub, ITV nor any of the Founders has made any representation, warranty or covenant regarding the status of the Merger as a reorganization

3.  Delivery of Shares. On or as soon as practicable after the Effective Date, ITV will use reasonable efforts to cause all holders of ITV Common Stock, to surrender to Radium’s transfer agent for cancellation certificates representing their shares of ITV Common Stock, against delivery of certificates representing the shares of Radium Common Stock for which the ITV shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented ITV Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Radium Common Stock into which the shares of ITV Common Stock represented by such ITV certificate shall have been so converted.

4.  Representations of ITV. ITV hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a)  As of the date hereof, the total number of shares of ITV Common Stock issued and outstanding is 33,333. The foregoing shares represent all of the shares of ITV capital stock that will be issued and outstanding as of the Effective Date. Of the 33,333 currently issued and outstanding shares, 2,083 are held in escrow and are subject to forfeiture, which shares shall remain in escrow and shall continue to be subject to forfeiture immediately after the Effective Date.

(b)  The ITV Common Stock constitutes duly authorized, validly issued shares of capital stock of ITV. All shares of ITV Common Stock are fully paid and nonassessable.

(c)  The ITV unaudited financial statements as of and for the years ended December 31, 2003 and December 31, 2004, and the unaudited financial statements for the interim period ending March 31, 2005 (hereinafter referred to as the “ITV Financial Statements”) fairly present the financial condition of ITV as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the ITV Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2005; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of ITV as reflected in the ITV Financial Statements. ITV has or will have at the Closing, good title to all assets shown on the ITV Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The ITV Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto).

(d)  Since March 31, 2005, there have not been any material adverse changes in the financial position of ITV except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of ITV.

(e)  ITV is not a party to any material pending litigation or, to the Knowledge of its executive officers, any governmental investigation or proceeding, not reflected in the ITV Financial Statements, and, to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against ITV. As used in this Agreement, the term “Knowledge” shall mean, (i) with respect to the Founders or any of the officers or either ITV, Radium or Radium Sub, the actual knowledge of such person, the knowledge that such person would have acquired upon diligent inquiry and the knowledge that is imputed to such person by operation of applicable law; and (ii) with respect to ITV, Radium and Radium Sub, the actual knowledge of each of its directors, executive officers and key employees, the knowledge that each such person would have acquired upon diligent inquiry and the knowledge that is imputed to each such person by operation of applicable law.

(f)  ITV is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on ITV.

(g)  ITV has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

(h)  ITV has not materially breached any material agreement to which it is a party. ITV has previously given Radium copies of or access to all material contracts, commitments and/or agreements to which ITV is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i)  ITV has no subsidiary corporations.

(j)  ITV has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Radium.

(k)  ITV has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of ITV and by the stockholders of ITV. The execution of this Agreement does not materially violate or breach any material agreement or contract to which ITV is a party, and ITV, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which ITV is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of ITV.

(l)  All written information regarding ITV which has been delivered by ITV to Radium for use in connection with the Merger, is true and accurate in all material respects.

5.  Representations of Radium, Radium Sub and the Founders. Radium, Radium Sub and the Founders hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date.

(a)  As of the Effective Date, the shares of Radium Common Stock to be issued and delivered to the ITV Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Radium capital stock, free of all liens and encumbrances.

(b)  Radium has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors of Radium and Radium Sub and by Radium as the sole stockholder of Radium Sub, and (ii) do not have to be approved or authorized by the stockholders of Radium. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Radium or Radium Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Radium, Radium Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of either Radium or Radium Sub.

(c)  Radium has delivered, or will prior to the Closing deliver to ITV a true and complete copy of its audited financial statements for the fiscal years ended April 30, 2003, 2004 and 2005 (the “Radium Financial Statements”). The Radium Financial Statements are complete, accurate and fairly present the financial condition of Radium as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Radium Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein) and fairly present the financial position of Radium as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Radium Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Nevada. Radium has no subsidiaries or affiliates except for Radium Sub, and Radium Sub has no subsidiaries or affiliates.

(d)  Since April 30, 2005, there have not been any material adverse changes in the financial condition of Radium. At the Closing, neither Radium nor Radium Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than (i) those reflected in the Radium Financial Statements and (ii) expenses and liabilities that have been incurred or accrued since April 30, 2005 in the ordinary course of business consistent with past practice. At the Closing, other than the obligation of Radium to issue 50,000 shares of Radium Common Stock as set forth in Section 13 below, the total amount of all indebtedness and liabilities of Radium and Radium Sub (whether reflected on audited financial statements of Radium for the fiscal year ended April 30, 2005 or incurred thereafter), including the costs or liabilities incurred in connection with the Merger, shall in no event exceed $ 500.00 in the aggregate.

(e)  Neither Radium nor Radium Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Radium Financial Statements, and to the Knowledge of the Founders, Radium and Radium Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Radium Sub, Radium, or the management or properties of Radium or Radium Sub.

(f)  Radium and Radium Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the state of Nevada and British Columbia, Canada.

(g)  Radium and Radium Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports (in the United States and in Canada), which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Radium Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Radium nor Radium Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h)  As of the date of this Agreement, Radium’s authorized capital stock consists of 25,000,000 shares of Radium Common Stock, $.001 par value, of which 2,632,450 shares are presently issued and outstanding. At the Closing, Radium shall have outstanding 1,882,450 shares of Radium Common Stock and no other shares of its capital stock. The 1,000,000 shares of Radium Common Stock formerly issued to Paul Chow have been properly cancelled and are no longer outstanding, and Mr. Chow has no right or claim to any shares of capital stock of Radium. Radium Sub’s capitalization consists solely of 25,000,000 authorized shares of $.001 par value common stock (“Radium Sub’s Common Stock”), of which 1,000 shares are outstanding, all of which are owned by Radium, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Radium and Radium Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. Except as set forth below in this Section 5(h), there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Radium’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Radium Common Stock or obligating Radium to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. Subject to ITV’s prior written approval, Radium may enter into agreements with one or more persons to become executive officers of Radium following the Effective Date, which agreements may provide for the issuance of additional shares of Radium Common Stock and/or options or warrants to purchase Radium Common Stock to such executives.

(i)  Radium and Radium Sub have (and at the Closing they will have) disclosed in writing to ITV all events, conditions and facts that materially affect, or could in the future materially affect the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either Radium or Radium Sub.

(j)  The financial records, minute books, and other documents and records of Radium and Radium Sub have been made available to ITV prior to the Closing. The records and documents of Radium and Radium Sub that have been delivered to ITV constitute all of the records and documents of Radium and Radium Sub that the Founders are aware of or that are in their possession or in the possession of Radium or Radium Sub.

(k)  To its Knowledge, neither Radium nor Radium Sub has breached, nor is there any pending, or to the Knowledge of the Founders, any existing or threatened claim that Radium or Radium Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Radium or Radium Sub is subject. Each of Radium and Radium Sub hereby represent and warrant that it is not a party to any material contract or commitment other than such documents that are listed as exhibits to Radium’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005.

(l)  Other than as described in Radium’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005, there are no agreements, understandings or arrangements (written or oral) or existing relationships or dealings between Radium and the Founders or with any related or controlling parties or affiliates of Radium.

(m)  Radium has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act of 1933, as amended (the “Securities Act”), other applicable securities laws (including the securities laws of Canada or other foreign jurisdiction, if applicable), and all applicable U.S. blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or to its Knowledge threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws (including the securities laws of Canada or other foreign jurisdiction, if applicable). All issued and outstanding shares of Radium’s equity and other securities were offered and sold in compliance with federal and state securities laws (including the securities laws of Canada or other foreign jurisdiction, if applicable).

(n)  Radium was organized for the purposes of, becoming a document editing company that utilizes the Internet as its main distribution channel. Radium was not formed for the purposes of engaging in a merger or acquisition with an unidentified company and is not, nor has it ever been, a “blank-check company.”

(o)  All information regarding Radium set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Radium or to the public or filed with the National Association of Securities Dealers (the “NASD”), the U.S. Securities and Exchange Commission (the “SEC”), any U.S. state securities regulators or authorities, or any securities regulators or authorities of Canada, was at the time of such communication true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all applicable securities laws and regulations.

(p)  Radium is and has been in compliance with, and Radium has conducted any business previously owned or operated by it in compliance with, all U.S. and Canadian applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Radium has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. Radium has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Radium has previously filed with the SEC.

(q)  Without limiting the foregoing, (i) Radium and any other person or entity for whose conduct Radium is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither Radium nor any other person for whose conduct Radium is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Radium’s properties or in connection with Radium’s operations.

(r)  Radium has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “Radium SEC Documents”). As of their respective dates, the Radium SEC Documents complied in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Radium SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Radium included in the Radium SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Radium as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(s)  Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the Radium Financial Statements, there is no basis for any assertion against Radium of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Radium to any person or entity, including without limitation any employee, contractor, director, officer or affiliate or former employee, director, officer or affiliate of Radium, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Radium, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(t)  No aspect of Radium’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair Radium from carrying on the business of Radium as it is presently being conducted by Radium.

(u)  Radium currently has no employees, consultants or independent contractors other than Shane Whittle, and Mr. Whittle is the sole director and executive officer of Radium. Mr. Whittle is the sole director and executive officer of Radium Sub. All consulting, employment and other agreements and arrangements between Radium and its editors or “Scribes” have been validly terminated, and all such agreements and arrangements previously did comply, and have at all times been in full compliance, with all U.S. or Canadian employment or other applicable rules and regulations. The termination of any existing employment with Mr. Whittle, or termination of the other agreements with prior Radium employees, consultants or independent contractors will not and did not subject Radium (or ITV after the Merger) to any U.S. or Canadian workers’ compensation, unemployment compensation and other government-mandated program or obligation or liability. No amounts are due or owed to any previous or current Radium employee, consultant or independent contractor. There are no oral or written employment agreements, consulting agreements or other compensation agreements currently in effect between Radium and any person.

(v)  Radium has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement or understanding, which is expected to involve payments, individually or in the aggregate, in excess of $500.00.

(w)  There are no outstanding lease commitments that cannot be terminated without penalty upon thirty (30) days notice, or any purchase commitments, in each case of either Radium or Radium Sub.

(x)  No representation or warranty by Radium or Radium Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Radium that may reasonably be expected to have a material adverse effect on Radium or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Radium in connection herewith have been and will be complete originals, or exact copies thereof.

(y)  Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by Radium under the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, with the SEC, and with the Secretary of State of the State of Nevada, the execution and delivery by Radium of this Agreement and the closing documents and the consummation by Radium of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Radium, or its business or assets. Radium is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of Radium (or to the Knowledge of Radium, the continued operation of the business of ITV) after the Closing.

(z)  Radium Common Stock is currently quoted for trading on the OTC Bulletin Board, and Radium has received no notice that the Radium Common Stock is subject to being delisted therefrom. Radium and the Founders are not aware of any fact or condition that would make it unlikely that Radium could qualify to have its Common Stock eligible to be quoted on the OTC Electronic Bulletin Board following the Merger.

(aa)  Radium is the registered owner of the URL “einscribe.com” (the “Domain Name”) and the operator of the website located at http://www.einscribe.com (the “Website”). Radium developed the contents (including all text, pictures, graphics and video elements thereof) of the Website, including all logos, banners, navigation bars, page layout, object placement and user interface, and the software code with respect to the Website. The Domain Name and the Website are herein collectively referred to as the “Business Intellectual Property Rights”. Radium owns all right, title and interest in and to the Business Intellectual Property Rights free and clear of all liens, encumbrances or claims. There are no claims pending or, to the Radium's knowledge, threatened, against Radium asserting the invalidity, misuse or unenforceability of any of such Business Intellectual Property Rights, and, to Radium's knowledge, there are no valid grounds for the same. The Business Intellectual Property Rights do not infringe, violate or conflict with, any rights of a third party. To Radium's knowledge, the conduct of the Radium's business has not infringed or conflicted with and does not infringe or conflict with any intellectual property rights of others. To Radium's knowledge, the Business Intellectual Property Rights owned by or licensed to the Radium have not been infringed or conflicted by others.

6.  Closing. The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing shall occur on or before June 3, 2005. The “Effective Date” of the Merger shall be that date and time specified in the Articles of Merger as the date on which the Merger shall become effective.

7.  Actions Prior to Closing.

(a)  Prior to the Closing, ITV on the one hand, and Radium and Radium Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b)  Prior to the Closing, ITV, Radium, Radium Sub, and the Founders agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that Radium is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Radium shall provide ITV with a copy of the proposed disclosure no less than forty-eight (48) hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that ITV may request.

(c)  Except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of Radium’s Common Stock after the date hereof and there shall be no dividends or other distributions paid on Radium’s Common Stock after the date hereof, in each case through and including the Effective Date. Radium and Radium Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(d)  Prior to the Closing, 750,000 shares of the currently issued and outstanding shares of Radium Common Stock currently owned by the Founders shall be cancelled. In order to effect the foregoing cancellation, each of the Founders hereby agrees to return 375,000 of his shares of Radium Common Stock to Radium immediately prior to the Closing, and hereby agrees that Radium may cancel those shares. The Founders agree that they shall not be compensated by Radium or any other person for the return and cancellation of the foregoing 750,000 shares.

(e)  Radium shall timely file a Current Report on Form 8-K in connection with the execution of this Agreement.

8.  Conditions Precedent to the Obligations of ITV. All obligations of ITV under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

(a)  The representations and warranties by or on behalf of Radium, Radium Sub and the Founders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b)  Radium and Radium Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c)  On or before the Closing, the directors of Radium and Radium Sub, and Radium as sole stockholder of Radium Sub, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d)  On or before the Closing Date, Radium and Radium Sub shall have delivered certified copies of resolutions of the sole stockholder and director of Radium Sub and of the directors of Radium approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Radium and Radium Sub to comply with the terms of this Agreement, including the election of ITV’s nominees to the Board of Directors of Radium and all matters outlined or contemplated herein.

(e)  The Merger shall be permitted by applicable state law and otherwise and Radium shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f)  At Closing, all of the directors and officers of Radium shall have resigned in writing from their positions as directors and officers of Radium effective upon the election and appointment of the ITV nominees, and the directors of Radium shall take such action as may be necessary or desirable regarding such election and appointment of ITV nominees.

(g)  At the Closing, all instruments and documents delivered by Radium or Radium Sub, including to ITV Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for ITV.

(h)  The capitalization of Radium and Radium Sub shall be the same as described in Section 5(h).

(i)  The shares of restricted Radium capital stock to be issued to ITV Stockholders at Closing will be validly issued, nonassessable and fully paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j)  ITV shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to ITV and all of the ITV Stockholders.

(k)  ITV shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(l)  At the Closing, Radium and Radium Sub shall have delivered to ITV an opinion of Radium’s legal counsel dated as of the Closing to the effect that:

(1)  Each of Radium and Radium Sub is a corporation duly organized, validly existing and in good standing under the laws of Nevada;

(2)  This Agreement has been duly authorized, executed and delivered by Radium and Radium Sub and is a valid and binding obligation of Radium and Radium Sub enforceable in accordance with its terms;

(3)  The Boards of Directors of each of Radium and Radium Sub have taken all corporate action necessary for performance under this Agreement;

(4)  The documents executed and delivered to ITV and ITV Stockholders hereunder are valid and binding in accordance with their terms and vest in ITV Stockholders all right, title and interest in and to the shares of Radium’s Common Stock to be issued pursuant to Section 2 hereof, and the shares of Radium capital stock when issued will be duly and validly issued, fully paid and nonassessable;

(5)  Radium and Radium Sub each has the corporate power to execute, deliver and perform under this Agreement; and

(6)  Legal counsel for Radium and Radium Sub is not aware of any liabilities, claims or lawsuits involving Radium or Radium Sub.

(m)  Radium shall have complied with the provisions of Rule 14f-1 of the Exchange Act, if necessary, and have mailed to all of its stockholders the notice required by that rule, which notice shall be mailed no less than three business days after the execution of this Agreement.

(n)  Each officer and director of Radium and Radium Sub shall have signed an Indemnification Waiver letter, the form of which is attached hereto as Exhibit “C”.

(o)  Each of the Founders has signed a Stock Cancellation Agreement in the form attached hereto as Exhibit “D,” and 750,000 shares of Radium Common Stock have been returned to Radium’s transfer agent for cancellation.

(p)  The Form 10-KSB of Radium for its fiscal year ended April 30, 2005 shall have been filed with the SEC.

(q)  ITV shall have completed its due diligence review and investigation of the Form 10-KSB of Radium for the fiscal year ended April 30, 2005, including the financial statements contained therein, and such review and investigation shall be satisfactory to ITV in its sole discretion.

9.  Conditions Precedent to the Obligations of Radium and Radium Sub. All obligations of Radium and Radium Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Date, of each of the following conditions:

(a)  The representations and warranties by ITV contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b)  ITV shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)  ITV shall cause each holder of the ITV Common Stock outstanding at the Effective Date to deliver to Radium, at or as soon as practicable after Closing, a letter commonly known as an “Investment Letter,” in substantially the form attached hereto as Exhibit “B”, which letter acknowledges that the shares of Radium Common Stock issued in the Merger are being acquired by said stockholders for investment purposes.

(d)  ITV shall deliver an opinion of its legal counsel to the effect that:

(1)  ITV is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

(2)  This Agreement has been duly authorized, executed and delivered by ITV;

(3)  The Board of Directors and stockholders of ITV have taken all corporate action necessary for performance under this Agreement;

(4)  ITV has the corporate power to execute, deliver and perform under this Agreement; and

(5)  Legal counsel for ITV is not aware of any liabilities, claims or lawsuits involving ITV.

10.  Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the third anniversary of the Effective Date, except that the representations and warranties contained in Section 5(g) of this Agreement shall survive indefinitely. The representations and warranties which terminate on the third anniversary of the Effective Date, and the liability of any party with respect thereto pursuant to this Section 10, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary of the Effective Date, as the case may be.

(a)  The parties shall indemnify each other as set forth below:

(1)  From and after the Closing and for a period of eighteen months following the Closing Date, subject to the provisions of this Section 10, each of the Founders, Radium and Radium Sub (individually and collectively, the “Radium Group”) shall jointly and severally indemnify and hold harmless ITV and ITV’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, the Founders shall also indemnify Radium) (collectively, the “ITV Indemnified Parties”) from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of the Radium Group contained in Sections 5 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by the Radium Group or any officer or any of them at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by the Radium Group, of or failure by the Radium Group to perform any of its covenants or agreements contained in this Agreement; provided, however, that (A) no member of the Radium Group shall be responsible for any Losses with respect to the matters referred to in clauses (i) or (ii) of this Section 10(a), until the cumulative aggregate amount of all such Losses exceeds $500.00, in which event the Radium Group shall then be liable for all such cumulative aggregate Losses, including the first $500.00. Each member of the Radium Group specifically acknowledges and agrees that any ITV Indemnified Party may proceed against any member of the Radium Group under this Section 10 without contemporaneously, or at any time, proceeding against any other member of the Radium Group. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto (net of any directly related insurance payments or recoveries received or to be received from third party insurers), and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

(2)  From and after the Closing and for a period of eighteen months following the Closing Date, subject to the provisions of this Section 10, ITV shall indemnify and hold harmless each member of the Radium Group (collectively, the “Radium Group Indemnified Parties”) from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of ITV contained in Sections 4 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by ITV or an officer of ITV at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by ITV of or failure by ITV to perform any of its covenants or agreements contained in this Agreement; provided, however, that ITV shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceeds $500.00, in which event ITV shall then be liable for all such cumulative aggregate Losses, including the first $500.00.

(3)  In order for an ITV Indemnified Party or Radium Group Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the Radium Group or any member thereof (in the case of any indemnification claim under Section 10(a)(1)) or ITV (in the case of any indemnification claim under Section 10(a)(2)). The failure by any Indemnified Party to notify the Radium Group (or any member thereof) or ITV, as the case may be, shall not relieve any relevant indemnifying party (each relevant member of the Radium Group, or ITV, as the case may be, being referred to herein as an “Indemnifying Party”) from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4)  (i)If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(ii) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (A) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (B) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(b)  The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

11.  Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12.  Documents at Closing. At the Closing, the following documents shall be delivered:

(a)  ITV will deliver, or will cause to be delivered, to Radium the following:

(1)   a certificate executed by the President of ITV to the effect that all representations and warranties made by ITV under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to Radium or Radium Sub on said date;

(2)  a certificate from the state of ITV’s incorporation dated within five business days of the Closing to the effect that ITV is in good standing under the laws of said state;

(3)  Investment Letters in the form attached hereto as Exhibit “B” executed by each ITV Common Stockholder;

(4)  such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(5)  executed copy of the Articles of Merger for filing in Nevada;

(6)  certified copies of resolutions adopted by the stockholders and directors of ITV authorizing the Merger;

(7)  all other items, the delivery of which is a condition precedent to the obligations of Radium and Radium Sub, as set forth herein; and

(8)  the legal opinion required by Section 9(e) hereof.

(b)  Radium and Radium Sub will deliver or cause to be delivered to ITV:

(1)  stock certificates representing those securities of Radium to be issued as a part of the Merger as described in Section 2 hereof;

(2)  a certificate of the President of Radium and Radium Sub, respectively, to the effect that all representations and warranties of Radium and Radium Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to ITV on said date;

(3)  certified copies of resolutions adopted by Radium’s and Radium Sub’s Board of Directors and Radium Sub’s stockholder authorizing the Merger and all related matters;

(4)  certificates from the jurisdiction of incorporation of Radium and Radium Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5)  executed copy of the Articles of Merger for filing in Nevada;

(6)  opinion of Radium’s counsel as described in Section 8(l) above;

(7)  such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(8)  written resignation of all of the officers and directors of Radium and Radium Sub;

(9)  Stock Cancellation Agreement, signed by each of the Founders;

(10)  Indemnification Waiver letter signed by the Founders; and

(11)  all other items, the delivery of which is a condition precedent to the obligations of ITV, as set forth in Section 8 hereof.

13.  Financial Advisory or Finder’s Fees. The Founders, Radium and Radium Sub, jointly and severally, represent and warrant to ITV, and ITV represents and warrants to each of the Founders, Radium and Radium Sub, that except as set forth below, none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any financial advisor, broker or finder or similar person in connection with this Agreement or any of the transactions contemplated hereby. Radium shall issue 50,000 shares of Radium Common Stock to Danilo Cacciamatta in consideration for Mr. Cacciamatta’s financial advisory services rendered to Radium in connection with negotiating and structuring the Merger, which shares shall be issued immediately after the Closing.

14.  Post-Closing Covenants.

(a)  Financial Statements. After the Closing, Radium shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of twelve (12) months following the Closing, Radium shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by Radium under the Securities Exchange Act of 1934.

(b)  Confidentiality. The Founders hereby agrees that, after the Closing, they shall not publicly disclose any confidential information of either Radium, Radium Sub or ITV, and that they shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of Radium or ITV, without the prior written consent of ITV.

15.  Miscellaneous.

(a)  Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b)  Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c)  Termination. This Agreement and all obligations hereunder (other than those under Section 15(l)) may be terminated (i) after June 10, 2005 at the discretion of either party if the Closing has not occurred by June 10, 2005 (unless the Closing date is extended with the consent of both ITV and Radium) for any reason other than the default hereunder by the terminating party, or (ii) at any time by the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached.

(d)  Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f)  Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)  Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i)  Entire Agreement. This Agreement, and the attached Exhibits, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j)  Time. Time is of the essence.

(k)  Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l)  Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. The indemnification provisions of Section 10 shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party.

(m)  Inapplicability of Indemnification Provisions. The provisions contained in Radium’s Articles of Incorporation and/or bylaws for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by the Founders or the other officers of Radium.

(n)  Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Nevada.

(o)  Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

RADIUM VENTURES INC. By: _________________________ Shane Whittle, President	RADIUM ACQUISTION VENTURES INC. By: _________________________ Shane Whittle President
THE FOUNDERS By: _________________________ Shane Whittle By: _________________________ James Scott-Moncrieff	INTERACTIVE TELEVISION NETWORKS, INC. By: _________________________ Michael Martinez, President